The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 6, 2021.

FINANCIAL PRODUCTS

Preliminary Pricing Supplement No. K1846

To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I-B dated June 18, 2020,

Product Supplement No. I-C dated June 18, 2020,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 December 6, 2021
$ Digital Buffered Notes due December 13, 2024 Linked to the Performance of the Lowest Performing of Three Underlyings
•	Investors will not receive any interest or dividend payments and may lose a significant portion of their principal at maturity.
•	At maturity, if the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, investors will receive the principal amount of their investment plus a return for each $1,000 principal amount of the securities equal to the product of (a) $1,000 and (b) the Fixed Payment Percentage, which is expected to be 45% (to be determined on the Trade Date). If the Final Level of the Lowest Performing Underlying is less than its Initial Level but greater than or equal to its Buffer Level, investors will receive the principal amount of their investment. However, if the Final Level of the Lowest Performing Underlying is less than its Buffer Level, investors will lose 1% of their principal for each 1% decline from its Initial Level to its Final Level beyond its Buffer Level. You could lose up to $800 per $1,000 principal amount.
•	Senior unsecured obligations of Credit Suisse maturing December 13, 2024. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities is expected to be determined on or about December 10, 2021 (the “Trade Date”), and the securities are expected to settle on or about December 15, 2021 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $993.50 per $1,000 principal amount of securities.

(2) We or any Agent (as defined in “Supplemental Plan of Distribution (Conflicts of Interest),” one of which is our affiliate) may pay varying discounts and commissions of up to $6.50 per $1,000 principal amount of securities, of which $6.50 may be paid to certain institutions or service providers on securities not sold to certain fiduciary accounts in consideration for providing education, structuring or other services with respect to the distribution of the securities. CSSU, an Agent, or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. The Agent(s) through whom we distribute securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by the Agent(s), may be compensated separately and may also receive commissions from purchasers for whom they may act as agents. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $950 and $993.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

December , 2021

Key Terms

______________

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Underlyings

The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and expected Buffer Level (each level to be determined on the Trade Date):

Underlying	Ticker	Initial Level	Buffer Level
Russell 2000® Index	RTY <Index>		(Approximately 80% of Initial Level)
iShares® MSCI Emerging Markets ETF	EEM UP <Equity>		(Approximately 80% of Initial Level)
Financial Select Sector SPDR® Fund	XLF UP <Equity>		(Approximately 80% of Initial Level)

Redemption Amount

At maturity, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is calculated as follows:

•	If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Security Performance Factor will equal the Fixed Payment Percentage.

The maximum payment on the securities, assuming a Fixed Payment Percentage of 45% (to be determined on the Trade Date), is expected to be $1,450 per $1,000 principal amount.

•	If the Final Level of the Lowest Performing Underlying is less than its Initial Level but greater than or equal to its Buffer Level, the Security Performance Factor will equal zero.

•	If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, the Security Performance Factor will equal the sum of (i) the Underlying Return of the Lowest Performing Underlying plus (ii) the Buffer Amount.

If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, the Security Performance Factor will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $800 per $1,000 principal amount.

Lowest Performing Underlying

The Underlying with the lowest Underlying Return.

Underlying Return

For each Underlying, an amount calculated as follows:

Final Level – Initial Level

Initial Level

The Underlying Return for any Underlying will be negative if its Final Level is less than its Initial Level.

Fixed Payment Percentage

Expected to be 45% (to be determined on the Trade Date)

Buffer Amount

Expected to be 20% (to be determined on the Trade Date)

Initial Level

For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

Final Level

For each Underlying, the closing level of such Underlying on the Valuation Date.

Trade Date	Expected to be December 10, 2021
Settlement Date	Expected to be December 15, 2021
Valuation Date	December 10, 2024	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	December 13, 2024	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553PAY5

Digital Buffered Notes     2

Additional Terms Specific to the Securities

______________

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, any product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•    Product Supplement No. I-B dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•     Product Supplement No. I–C dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011958/dp130587_424b2-ps1c.htm

•    Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Digital Buffered Notes     3

Hypothetical Redemption Amounts at Maturity

______________

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of performance of the Lowest Performing Underlying. The table and examples below make the following assumptions. The actual Fixed Payment Percentage, Buffer Levels and Buffer Amount will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Level of the Lowest Performing Underlying. It is not possible to predict whether or by how much the Final Level of the Lowest Performing Underlying will be less than its Buffer Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Fixed Payment Percentage	45%
Buffer Level	For each Underlying, 80% of its Initial Level
Buffer Amount	20%

TABLE: Hypothetical Redemption Amounts

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	45%	$1,450
90%	45%	$1,450
80%	45%	$1,450
70%	45%	$1,450
60%	45%	$1,450
50%	45%	$1,450
40%	45%	$1,450
30%	45%	$1,450
20%	45%	$1,450
10%	45%	$1,450
0%	45%	$1,450
-10%	0%	$1,000
-20%	0%	$1,000
-21%	-1%	$990
-30%	-10%	$900
-40%	-20%	$800
-50%	-30%	$700
-60%	-40%	$600
-70%	-50%	$500
-80%	-60%	$400
-90%	-70%	$300
-100%	-80%	$200

Digital Buffered Notes     4

Examples

The following examples illustrate how the Redemption Amount is calculated.

1.	The Lowest Performing Underlying increases by 70% from its Initial Level to its Final Level.

Underlying	Final Level
Underlying A	170% of Initial Level
Underlying B	180% of Initial Level
Underlying C	190% of Initial Level

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Fixed Payment Percentage
= 45%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1.45
= $1,450

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the Security Performance Factor is equal to the Fixed Payment Percentage. Regardless of the appreciation of any Underlying, the Security Performance Factor will not exceed the Fixed Payment Percentage.

2.	The Lowest Performing Underlying decreases by 10% from its Initial Level to its Final Level.

Underlying	Final Level
Underlying A	90% of Initial Level
Underlying B	95% of Initial Level
Underlying C	98% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	= 0%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1
= $1,000

Because the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Buffer Level, at maturity you would receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

3.	The Lowest Performing Underlying decreases by 60% from its Initial Level to its Final Level.

Underlying	Final Level
Underlying A	40% of Initial Level
Underlying B	95% of Initial Level

Digital Buffered Notes     5

Underlying C	80% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Underlying Return of the Lowest Performing Underlying + Buffer Amount
= −60% + 20%
= −40%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 0.60
= $600

Because the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed to any depreciation in the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level.

Digital Buffered Notes     6

Selected Risk Considerations

______________

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS

If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will lose 1% of your principal for each 1% decline from its Initial Level to its Final Level beyond its Buffer Level. You could lose up to $800 per $1,000 principal amount of securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES DO NOT PAY INTEREST

We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Lowest Performing Underlying. Because the Redemption Amount may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

THE PROBABILITY THAT THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING WILL BE LESS THAN ITS BUFFER LEVEL WILL DEPEND ON THE VOLATILITY OF SUCH UNDERLYING

“Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level of such Underlying could be less than its Buffer Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlyings as of the Trade Date. The volatility of any Underlying can change significantly over the term of the securities. The level of any Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

LIMITED APPRECIATION POTENTIAL

If the Final Level of the Lowest Performing Underlying is greater than its Initial Level, for each $1,000 principal amount of securities, you will receive at maturity $1,000 multiplied by the sum of one plus the Security Performance Factor. The Security Performance Factor will not exceed the Fixed Payment Percentage, regardless of the appreciation in the level of any Underlying, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity for each $1,000 principal amount of securities is $1,000 multiplied by the sum of one plus the Fixed Payment Percentage. Any payment on the securities is subject to our ability to pay our obligations as they become due.

THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS

Digital Buffered Notes     7

were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a risk that a security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlyings

YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS

The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Buffer Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES

The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

THERE ARE RISKS ASSOCIATED WITH THE iSHARES® MSCI EMERGING MARKETS ETF AND THE FINANCIAL SELECT SECTOR SPDR® FUND
Although shares of the iShares® MSCI Emerging Markets ETF and the Financial Select Sector SPDR® Fund (each, a “Reference Fund,” and together, the “Reference Funds”) are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Funds or that there will be liquidity in the trading market. Each Reference Fund is subject to management risk, which is the risk that a Reference Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Reference Fund’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Reference Fund. Any of these actions could adversely affect the price of the shares of each Reference Fund and consequently the value of the securities. For additional information on the Reference Funds, see “The Underlyings” herein.

THE PERFORMANCE AND MARKET VALUE OF EACH REFERENCE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF

Digital Buffered Notes     8

ITS TRACKED INDEX

Each Reference Fund will generally invest in all of the equity securities included in the index tracked by such Reference Fund (each such index, a “Tracked Index”), but may not fully replicate such Tracked Index. There may be instances where a Reference Fund’s investment advisor may choose to overweight another stock in such Reference Fund’s Tracked Index, purchase securities not included in such Reference Fund’s Tracked Index that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of such Reference Fund’s Tracked Index. Finally, because the shares of each Reference Fund are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Reference Fund may differ from the net asset value per share of such Reference Fund.

During periods of market volatility, securities held by each Reference Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Reference Fund and the liquidity of such Reference Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of each Reference Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Reference Fund. As a result, under these circumstances, the market value of shares of each Reference Fund may vary substantially from the net asset value per share of such Reference Fund. For all the foregoing reasons, the performance of each Reference Fund may not correlate with the performance of its Tracked Index. For additional information on the Reference Funds, see “The Underlyings” herein.

FOREIGN SECURITIES MARKETS RISK

Some or all of the assets included in the iShares® MSCI Emerging Markets ETF are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the iShares® MSCI Emerging Markets ETF may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the iShares® MSCI Emerging Markets ETF, and therefore the performance of the iShares® MSCI Emerging Markets ETF and the value of the securities.

EMERGING MARKETS RISK

The iShares® MSCI Emerging Markets ETF is exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the securities.

CURRENCY EXCHANGE RISK

Because the prices of the equity securities included in the iShares® MSCI Emerging Markets ETF are converted into U.S. dollars for purposes of calculating the level of the iShares® MSCI Emerging Markets ETF, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the iShares® MSCI Emerging Markets ETF trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular

Digital Buffered Notes     9

transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the iShares® MSCI Emerging Markets ETF, the level of the iShares® MSCI Emerging Markets ETF and the value of the securities.

THE STOCKS INCLUDED IN THE FINANCIAL SELECT SECTOR SPDR® FUND ARE CONCENTRATED IN ONE PARTICULAR SECTOR

All of the stocks included in the Financial Select Sector SPDR® Fund are issued by companies in a single sector. As a result, the stocks that will determine the performance of the Financial Select Sector SPDR® Fund are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the Financial Select Sector SPDR® Fund, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS

Your return on the securities will not reflect the return you would realize if you actually owned shares of the Reference Funds or the assets that comprise the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Reference Funds or the assets that comprise the Underlyings.

NO DIVIDEND PAYMENTS OR VOTING RIGHTS

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Reference Funds or the assets that comprise the Underlyings.

ANTI-DILUTION PROTECTION IS LIMITED

The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Funds. However, an adjustment will not be required in response to all events that could affect the Reference Funds. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYINGS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include

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the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in the Reference Funds or instruments related to the Underlyings. We or our affiliates may also trade in the Reference Funds or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of the Underlyings, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlyings;

•	the expected and actual correlation, if any, between the Underlyings;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Underlyings;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	events affecting companies engaged in the industry tracked by the Financial Select Sector SPDR® Fund;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as

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expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

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The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

______________

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Underlyings

______________

The Russell 2000® Index

For additional information on the Russell 2000® Index, see “The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement.

The iShares® MSCI Emerging Markets ETF

We have derived all information contained herein regarding the iShares® MSCI Emerging Markets ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® MSCI Emerging Markets ETF and acts as investment advisor to the iShares® MSCI Emerging Markets ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® MSCI Emerging Markets ETF.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to track the investment results of the MSCI Emerging Markets Index, which is designed to measure equity market performance in the global emerging markets.

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information filed by iShares®, Inc. with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 033-97598 and 811-09102. Shares of the iShares® MSCI Emerging Markets ETF are listed on the NYSE Arca under ticker symbol “EEM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the underlying supplement, any accompanying product supplement, the prospectus supplement or the prospectus.

The Financial Select Sector SPDR® Fund

We have derived all information contained herein regarding the Financial Select Sector SPDR® Fund from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., which maintains and manages the Financial Select Sector SPDR® Fund and acts as investment advisor to the Financial Select Sector SPDR® Fund. We have not conducted any independent review or due diligence of any publicly available information with respect to the Financial Select Sector SPDR® Fund.

The Financial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index. The Financial Select Sector Index represents the financial segment of the S&P® Total Market Index.

The Select Sector SPDR Trust is a registered investment company that consists of eleven separate investment portfolios, including the Financial Select Sector SPDR® Fund. Information filed by the Select Sector SPDR Trust with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57791 and 811-08837. Shares of the Financial Select Sector SPDR® Fund are listed on the NYSE Arca under ticker symbol “XLF.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the underlying supplement, any accompanying product supplement, the prospectus supplement or the prospectus.

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Historical Information

______________

The following graphs set forth the historical performance of the Underlyings based on the closing levels of such Underlyings from January 4, 2016 through December 2, 2021. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

The closing level of the Russell 2000® Index on December 2, 2021 was 2206.333.

Historical Performance of the Russell 2000® Index
3000
2500
2000
1500
1000
500
0
Closing Level
Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
Source: Bloomberg

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The closing level of the iShares® MSCI Emerging Markets ETF on December 2, 2021 was $49.62.

The closing level of the Financial Select Sector SPDR® Fund on December 2, 2021 was $38.67.

Historical Performance of the Financial Select Sector SPDR® Fund

Closing Level ($)
45
40
35
30
25
20
15
10
5
0
Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21

Source: Bloomberg

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United States Federal Tax Considerations

______________

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as described herein is respected, there is a risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

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Non-U.S. Holders

Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest)

______________

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

We or any Agent may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $6.50 per $1,000 principal amount of securities, of which $6.50 will be paid to certain institutions or service providers on securities not sold to certain fiduciary accounts in consideration for providing education, structuring or other services with respect to the distribution of the securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. The Agent(s) through whom we distribute securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by the Agent(s), may be compensated separately and may also receive commissions from purchasers for whom they may act as agents. The Agent(s) may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, the Agent(s) may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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